Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Doug Sherk & Gregory Gin 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Receives Commitment to Increase and Extend Credit Facility

$30 Million Revolving Credit Facility Commitment Extended to March 2012 and

New $10 Million Term Loan Commitment Provided

ST. LOUIS, MO, November 10, 2010—Stereotaxis, Inc. (NASDAQ: STXS) announced today that the Company has received a commitment letter from Silicon Valley Bank for an amended credit agreement that extends its revolving $30 million credit facility to March 31, 2012. Consistent with the current agreement, the revolving line of credit commitment includes a sublimit of $10 million for advances guaranteed by two current shareholders. The commitment also provides an additional $10 million term loan that matures on January 1, 2014.

“Our two primary objectives in negotiating an amendment to the facility were to extend the current revolving facility to March of 2012 and to obtain a longer maturity term loan to bridge the Company’s capital structure through the repayment of other obligations due by the end of 2011. This combined facility allows for additional financial flexibility as we continue to focus on driving commercial success of our technology platforms,” said Mike Kaminski, Chief Executive Officer of Stereotaxis.

The commitment is contingent upon the Company raising $10 million in additional equity, completion of definitive loan documents and other typical closing conditions as well as the recently completed extension of the $10 million guarantee from two shareholders. Stereotaxis reached an agreement with these shareholders to extend their guarantee through March 31, 2012 in exchange for warrants to purchase an aggregate of 800,000 shares of Stereotaxis common stock. The exercise price of these shares will be the greater of 10% above the November 2010 underwritten offering price or the closing bid price on November 10, 2010.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed. Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

About Silicon Valley Bank

Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital/private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our ability to consummate an equity offering, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.